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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the use in this Post-Effective Amendment No. 3 to Registration Statement (No. 333-100940) on Form S-1 of Digital Angel Corporation of our report dated May 9, 2002, except for the impact of the adoption of SFAS No. 142 for 2001 as included in Note 1, which is as of October 28, 2002 and the segment information for 2001 as included in Note 17, which is as of April 28, 2004, relating to the financial statements and the financial statement schedule of Digital Angel Corporation for the year ended December 31, 2001, which appear in such Registration Statement. We also consent to the references to us under the headings "Experts," "Summary Financial Data" and "Selected Financial Data" in such Registration Statement.

PricewaterhouseCoopers LLP

St. Louis, Missouri
June 17, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM